Exhibit (g)(ii)
MANAGEMENT AGREEMENT
ACCESS CAPITAL STRATEGIES COMMUNITY INVESTMENT FUND, INC.
THIS AGREEMENT, dated as of May 23, 2003
BETWEEN:
ACCESS CAPITAL STRATEGIES COMMUNITY INVESTMENT FUND, INC., a Maryland corporation (hereinafter called the “Fund”),
- and -
ACCESS CAPITAL STRATEGIES LLC, a Massachusetts limited liability company (hereinafter called the “Manager”)
RECITES THAT:
Whereas the Fund and the Manager have entered into a Management Agreement made as of June 15, 1998 (the “Management Agreement”); and
Whereas the Fund and the Manager have agreed to amend the Management Agreement pursuant to Section 11 of the Management Agreement;
Now, therefore, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:
Definitions and Interpretations
1.	Unless separately defined, terms in this Agreement have the meanings attributed to them in the Management Agreement.
Amendment
2.	Section 7(a) of the Management Agreement is hereby deleted in its entirety.

3.	Section 7(b) of the Management Agreement is hereby redesignated as Section 7(a).

4.	Section 7(c) of the Management Agreement is hereby amended by deleting Section 7(c) and replacing it with the following:
“(b) If for any month the amount of operating expenses paid by the Fund pursuant to Section 7(a) exceeds 0.25% of the Fund’s monthly net assets (the “Expense Cap”), the Manager will pay to the Fund the amount of such excess. If for any month the amount of operating expenses paid by the Fund pursuant to Section 7(a) is less than the Expense Cap, the Fund will pay to the Manager, as reimbursement for previously paid operating expenses, the difference between the amount of operating expenses actually paid by the Fund for such month and the

Expense Cap to the extent the Manager has not been fully reimbursed for any operating expenses previously paid by the Manager.”
5.	Section 7(d) of the Management Agreement is hereby redesignated as Section 7(c).
6.	Section 7(e) of the Management Agreement is hereby redesignated as Section 7(d) and the word “quarterly” is replaced with “monthly.”
7.	Section 7(f) of the Management Agreement is hereby redesignated as Section 7(e).
8.	Section 8(a) of the Management Agreement is hereby amended by deleting the word “quarterly” and replacing it with “monthly.”
Miscellaneous Provisions
9.	This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.
10.	This Agreement shall be governed and construed in accordance with the laws of the State of Maryland, without giving effect to the conflicts of laws principles thereof, and in accordance with the 1940 Act.
11.	This Agreement shall not take effect unless (i) it is approved by vote of a majority of the Fund’s outstanding voting securities and (ii) the Agreement dated as of May 23, 2003 between the Manager and Merrill Lynch Investment Managers, L.P. is approved by vote of a majority of the Fund’s outstanding voting securities.
12.	This Agreement shall take effect upon the later of (i) June 1, 2003 or (ii) the date on which this Agreement is approved by vote of a majority of the Fund’s outstanding voting securities.

In witness whereof the parties have caused this Agreement to be executed by their officers designated as of the day and year first above written.

ACCESS CAPITAL STRATEGIES COMMUNITY INVESTMENT FUND, INC.
By:	/s/ DAVID F. SAND
	Name:	David F. Sand
	Title:	CEO

ACCESS CAPITAL STRATEGIES LLC
By:	/s/ DAVID F. SAND
	Name:	David F. Sand
	Title:	President